Exhibit 99.1

BIOCRYST PHARMACEUTICALS AND PRESIDIO PHARMACEUTICALS

MUTUALLY TERMINATE MERGER TRANSACTION

Research Triangle Park, North Carolina and San Francisco, California – November 30, 2012 – BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) and privately held Presidio Pharmaceuticals, Inc. today announced the mutual termination of the Merger Agreement and the related Investor Financing Agreement entered into on October 17, 2012. Although the original rationale for the merger had merit, the parties determined that terminating the merger was in the best interest of both companies and their respective shareholders at this time.

The termination of the transaction has been approved by the Boards of both companies. In association with the termination, both parties will release each other from all obligations with respect to the proposed transaction. Each company will bear its own legal and transaction fees.

Future BioCryst Conference Call and Webcast

Executives from BioCryst will host a conference call and webcast on Friday, December 7, 2012 at 10:00 a.m. Eastern Time, to discuss BioCryst’s future strategy and initiatives. To participate in the conference call, please dial 1-877-303-8027 (United States) or 1-760-536-5165 (International). No passcode is needed for the call. The webcast can be accessed by logging onto www.BioCryst.com. Please connect to the website at least 15 minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary. The event and slide presentation will be available prior to the event and archived after in the Investor Relations section of www.BioCryst.com.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in infectious and inflammatory diseases. BioCryst currently has two late-stage programs: peramivir, a viral neuraminidase inhibitor for the treatment of influenza, and ulodesine (BCX4208), a purine nucleoside phosphorylase (PNP) inhibitor for the treatment of gout. In addition, BioCryst is advancing two preclinical programs: BCX5191, a nucleoside analog inhibitor of HCV RNA polymerase (NS5B) for hepatitis C, and BCX4161, an oral inhibitor of plasma kallikrein for hereditary angioedema. Utilizing state-of-the-art structure-guided drug design and crystallography, BioCryst continues to discover innovative compounds with the goal of addressing unmet medical needs of patients and physicians. For more information, please visit the BioCryst’s website at www.BioCryst.com.

About Presidio Pharmaceuticals

Presidio Pharmaceuticals, Inc. is a San Francisco-based clinical stage specialty pharmaceutical company dedicated to the discovery and development of small molecule antiviral therapeutics. The Presidio portfolio includes PPI-668, an oral, once-daily pan-genotypic NS5A with demonstrated antiviral efficacy and safety in a recently completed Phase 1b trial in HCV patients, and PPI-383, a pan-genotypic, non-nucleoside NS5B currently undergoing IND-enabling studies to support initiation of clinical trials alone and in combination with PPI-668 during 2013. For more information, please visit Presidio’s website: www.presidiopharma.com.

BioCryst Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Other important factors include: that there can be no assurance that BioCryst’s compounds will prove effective in clinical trials; that development and commercialization of BioCryst’s compounds may not be successful; that BARDA/HHS may further condition, reduce or eliminate future funding of the peramivir program; that BioCryst or licensees may not be able to enroll the required number of subjects in clinical trials of their respective product candidates and that such clinical trials may not be successfully completed; that BioCryst or licensees may not commence as expected additional human clinical trials with product candidates; that the FDA may require additional studies beyond the studies planned for product candidates or may not provide regulatory clearances which may result in delay of planned clinical trials, clinical hold with respect to such product candidate or the lack of market approval for such product candidate; that ongoing and future preclinical and clinical development may not have positive results; that BioCryst or licensees may not be able to continue future development of current and future development programs; that such development programs may never result in future product, license or royalty payments being received; that BioCryst may not be able to retain its current pharmaceutical and biotechnology partners for further development of its product candidates or may not reach favorable agreements with potential pharmaceutical and biotechnology partners for further development of product candidates; that BioCryst’s actual cash burn rate may not be consistent with its expectations; that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in BioCryst’s projections and forward-looking statements.

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BIOCRYST CONTACTS: Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910